Exhibit 21.1

SUBSIDIARIES OF CONTANGO OIL & GAS COMPANY

At June 30, 2005

100% Owned Subsidiaries:

Name of Subsidiary	State or Country in Which Organized
Contango Operators, Inc.	Delaware

REX Offshore Corporation	Delaware

MOE Offshore Corporation	Delaware

COE Offshore, LLC	Delaware

Contango France, Inc.	Delaware

Contango Petrole Aquitaine SARL (a French company, 100% owned by Contango France, Inc.)	France

Contango Sundance, Inc.	Delaware

Contango Venture Capital Corporation	Delaware

Contango STEP I, Inc.	Delaware

Contango STEP II, Inc.	Delaware

Contango STEP, LP	Texas

Contango Gas Solutions I, Inc.	Delaware

Contango Gas Solutions II, Inc.	Delaware

Contango Gas Solutions LP	Texas

Partially Owned Subsidiaries:
Name of Subsidiary	State or Country in Which Organized
Republic Exploration LLC (33.3% owned by REX Offshore Corporation)	Delaware

Magnolia Offshore Exploration LLC (50% owned by MOE Offshore Corporation)	Delaware

Contango Offshore Exploration LLC (66.7% owned by COE Offshore Corporation)	Delaware